Exhibit 4.2

REGISTRATION RIGHTS AGREEMENT

among

DYNEGY ACQUISITION, INC.

AND

THE SHAREHOLDERS LISTED ON THE SIGNATURE PAGE HERETO

Dated as of September 14, 2006

REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of September 14, 2006, among DYNEGY ACQUISITION, INC., a Delaware corporation (the “Company”), and the other parties listed on the signature page hereto (each an “Initial Shareholder”, and collectively the “Initial Shareholders”).

WHEREAS, pursuant to a Plan of Merger, Contribution and Sale Agreement (the “Merger Agreement”) dated the date hereof among the Company, the Initial Shareholders and the other parties thereto, the Initial Shareholders will receive at or immediately after the Effective Time (as such term is defined in the Merger Agreement), shares of Class B common stock, par value $.01 per share (the “Class B Common Stock”), of the Company;

WHEREAS, the Company and the Initial Shareholders have entered into a Shareholder Agreement dated the date hereof (the “Shareholder Agreement”); and

WHEREAS, in connection with the Merger Agreement and the Shareholder Agreement, the Company has agreed to grant to the Initial Shareholders certain registration rights set forth below.

NOW, THEREFORE, in consideration of the recitals, the mutual covenants and agreements herein contained, and other valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby covenant and agree as follows:

SECTION 1. Definitions

The following capitalized terms shall have the meanings ascribed to them in this Section 1:

“Affiliate” shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person; provided, however, that for purposes of this Agreement (a) none of the Company or any of its subsidiaries shall be deemed an Affiliate of any Shareholder and (b) none of the Class B Directors shall be deemed an Affiliate of the Company or any of its subsidiaries. For purposes of this definition “control” means, as to any Person, the sole power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The term “controlled” has a correlative meaning.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Alternative Registration Statements” shall have the meaning set forth in Section 2(c).

“Class A Common Stock” shall mean the Class A common stock of the Company, par value $.01 per share.

“Class B Common Stock” shall have the meaning set forth in the recitals hereto.

“Class B Director” shall mean any member of the board of directors of the Company elected by a class vote of holders of the Class B Common Stock pursuant to the Company’s Certificate of Incorporation.

“Commission” shall mean the United States Securities and Exchange Commission.

“Company” shall have the meaning set forth in the preamble hereto.

“Deferral Period” shall have the meaning set forth in Section 4(b).

“Deferral Right” shall have the meaning set forth in Section 4(b).

“Effective Time” shall have the meaning set forth in the Merger Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Governmental Authority” shall mean any governmental or regulatory authority or agency.

“Holder” shall mean the Initial Shareholders, the Limited Distributees and each Permitted Transferee (and subsequent Permitted Transferees thereof) of Registrable Common Stock under this Agreement to whom the rights under this Agreement has been expressly assigned in writing from a Holder.

“Initial Shareholder” shall have the meaning set forth in the preamble.

“Limited Distributee Shelf Registration” shall have the meaning set forth in Section 2(b).

“Limited Distributee Shelf Registration Period” shall have the meaning set forth in Section 2(e).

“Limited Distributee Shelf Registration Statement” shall have the meaning set forth in Section 2(b).

“Limited Distributees” shall mean the holders of Registrable Common Stock following a LP Stock Distribution.

“Limited Partners” shall mean the limited partners of, or investor in, the Shareholder Control Group to which a distribution of Class B Common Stock is made pursuant to Section 2.02(b)(ii)(B) of the Shareholder Agreement. Only Persons who are not members of the Shareholder Control Group may be Limited Partners.

“LP Stock Distribution” shall mean the distribution of Class B Common Stock by a Shareholder to the Limited Partners under Section 2.02(b)(ii) of the Shareholder Agreement.

“LS Holders” shall mean Holders who are members of the Shareholder Control Group.

“LS Power Shelf Registration” shall have the meaning set forth in Section 2(a).

“LS Power Shelf Registration Period” shall have the meaning set forth in Section 2(e).

“LS Power Shelf Registration Statement” shall have the meaning set forth in Section 2(a).

“Merger Agreement” shall have the meaning set forth in the recitals hereto.

“NASD” shall mean the National Association of Securities Dealers, Inc.

“Other Registration Rights Agreements” shall have the meaning given such term in Section 6(c).

“Person” means a natural person, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Permitted Transferee” shall have the meaning set forth in the Shareholder Agreement.

“Prospectus” shall have the meaning set forth in Section 2(e).

“register” “registered” and “registration” and words of similar import refer to a registration effected by preparing and filing with the Commission a registration statement in compliance with the Securities Act, and the declaration and ordering by the Commission of effectiveness of such registration statement or document.

“Registrable Common Stock” shall mean any Class A Common Stock, issuable upon conversion of Class B Common Stock, held or acquired (as a result of owning Class B Common Stock) by the Initial Shareholders as of the Effective Time, and any securities issued or issuable in respect of any such Registrable Common Stock by way of any stock split or stock dividend or in connection with any combination of shares, recapitalization, merger, consolidation, reorganization or otherwise.

“Rules” shall have the meaning set forth in Section 3(o).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shareholder” shall mean any Initial Shareholder and any Permitted Transferee thereof (as defined in the Shareholder Agreement).

“Shareholder Agreement” shall have the meaning set forth in the preamble hereto.

“Shareholder Control Group” shall have the meaning set forth in the Shareholder Agreement.

“Shareholders’ Representative” shall have the meaning set forth in Section 11(a).

“Shelf Registration Statements” shall have the meaning set forth in Section 2(b).

“Shelf Registrations” shall have the meaning set forth in Section 2(b)

“Underwritten Offering” means a firmly underwritten offering of Registrable Common Stock, with respect to which there is a “road show” or a “lock-up” agreement with the underwriter(s).

“Underwritten Offering Notice” shall have the meaning set forth in Section 4(b).

SECTION 2. Registration. (a) The Company shall, at its cost, prepare and, promptly after the Effective Time file with the Commission and thereafter use its best efforts to cause to be declared effective (unless it becomes effective automatically upon filing) a registration statement (the “LS Power Shelf Registration Statement”) on Form S-3, which if the Company is then eligible shall be an automatic shelf registration statement, relating to the offer and sale of the Registrable Common Stock by the LS Holders from time to time in accordance with the methods of distribution set forth in the LS Power Shelf Registration Statement and Rule 415 under the Securities Act (hereinafter, the “LS Power Shelf Registration”).

(b) Additionally, the Company shall, at its cost, prepare and, promptly after the Effective Time, file with the Commission and thereafter use its best efforts to cause to be declared effective (unless it becomes effective automatically upon filing) a registration statement (the “Limited Distributee Shelf Registration Statement”, and together with the LS Power Shelf Registration Statement, the “Shelf Registration Statements”) on Form S-3, which if the Company is then eligible shall be an automatic shelf registration statement, relating to the offer and sale of the Registrable Common Stock by Limited Distributees from time to time in accordance with the methods of distribution set forth in the Limited Distributee Shelf Registration Statement and Rule 415 under the Securities Act (the “Limited Distributee Shelf Registration” and together with the LS Power Shelf Registration, the “Shelf Registrations”).

(c) In the event that Form S-3 is not available for the registration of the resale of Registrable Common Stock hereunder, the Company shall (i) register the resale of the Registrable Common Stock on another appropriate form reasonably acceptable to the Shareholders’ Representative (such registration statements, “Alternative Registration Statements”) and (ii) use its best efforts (including, if reasonably requested by the Shareholders’ Representative, seeking a no-action letter from the Commission) to register the Registrable Common Stock on Form S-3 as soon as such form is available and the Company shall maintain the effectiveness of the Alternative Registration Statements then in effect until such time as the Shelf Registration Statements on Form S-3 covering the Registrable Common Stock has been declared effective by the Commission. During such time that Form S-3 is unavailable to the Company, all references to “Shelf Registration Statements” shall be deemed to include references to the Alternative Registration Statements for purposes of this Agreement.

(d) The Company shall, at its cost, prepare and file amendments to the Shelf Registration Statements to cover the offer and sale of any Registrable Common Stock acquired by the Shareholders after the Effective Time in accordance with the terms of the Shareholder Agreement (to the extent each Shelf Registration Statement does not register a sufficient number of Registrable Common Stock to cover all of the Registrable Common Stock held by the Shareholders at such time) promptly after receiving written notice from the Shareholders of such purchase, and thereafter use its best efforts to cause such amendments to the Shelf Registration Statements to be declared effective (unless they become effective automatically upon filing).

(e) The Company shall use its commercially reasonable efforts to keep the Shelf Registration Statements continuously effective in order to permit the applicable prospectus included therein (each, a “Prospectus”) to be lawfully delivered as to Holders of the relevant Registrable Common Stock, (x) in the case of the Limited Distributee Shelf Registration Statement, for a period of two years from the last date on which any Shareholder acquires Registrable Common Stock or such shorter period that will terminate when all the Registrable Common Stock covered by the Limited Distributee Shelf Registration Statement (i) have been sold pursuant thereto or (ii) are no longer restricted securities (as defined in Rule 144(k) under the Securities Act, or any successor rule thereof) (in any such case, such period being called, the “Limited Distributee Shelf Registration Period”) and (y) in the case of the LS Power Shelf Registration Statement, until all the Registrable Common Stock covered by the LS Power Shelf Registration Statement either (i) has been sold pursuant thereto or (ii) is no longer restricted (as defined in Rule 144(k) under the Securities Act, or any successor rule thereof), (such period being called, the “LS Power Shelf Registration Period”). All references in this Agreement to “Prospectus” shall, except when the context requires, include with respect to the applicable Registration Statement any prospectus (or amendment or supplement thereto) filed with the Commission pursuant to Section 3 of this Agreement, including any “free writing prospectus” issued pursuant to Section 3(d).

(f) Notwithstanding any other provisions of this Agreement to the contrary, the Company shall cause the Shelf Registration Statements and each Prospectus and any amendment or supplement thereto, as of each effective date of the applicable Shelf Registration Statement, amendment or supplement, (i) to comply in all material respects with the applicable requirements of the Securities Act and the rules and regulations of the Commission and (ii) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 3. Registration Procedures. In connection with the Shelf Registrations contemplated by Section 2 hereof, the following provisions shall apply:

(a) The Company shall (i) furnish to the Shareholders’ Representative, prior to the filing thereof with the Commission, a copy of each Shelf Registration Statement and each amendment thereof and each supplement, if any, to the Prospectus included therein and, shall use its best efforts to reflect in each such document, when so filed with the Commission, such comments as the Shareholders’ Representative reasonably may propose in writing; and (ii) include in the applicable Prospectus included in the relevant Shelf Registration Statement (or, if permitted by Commission Rule 430B(b), in a prospectus supplement that becomes a part thereof pursuant to Commission Rule 430B(f)) that is delivered to any Holder pursuant to Section 3(d) and (e) the names of the Holders who propose to sell Registrable Common Stock pursuant to the applicable Shelf Registration Statement as selling securityholders.

(b) The Company shall give written notice to the Shareholders’ Representative, as applicable (which notice pursuant to clauses (ii)-(v) hereof shall also be given to the Holders and which shall be accompanied by an instruction to suspend the use of the applicable Prospectus until the requisite changes have been made):

(i) when a Shelf Registration Statement or any amendment thereto has been filed with the Commission and when a Shelf Registration Statement or any post-effective amendment thereto has become effective;

(ii) of any request by the Commission for amendments or supplements to a Shelf Registration Statement or the applicable Prospectus included therein or for additional information if in the reasonable judgment of the Company such actions would make it advisable to cease sales under the applicable Prospectus;

(iii) of the issuance by the Commission of any stop order suspending the effectiveness of a Shelf Registration Statement or the initiation of any proceedings for that purpose, or the issuance by the Commission of a notification of objection to the use of the form on which a Shelf Registration Statement has been filed, and of the happening of any event that causes the Company to become an “ineligible issuer,” as defined in Rule 405 under the Securities Act;

(iv) of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Registrable Common Stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(v) of the happening of any event that requires the Company to make changes in a Shelf Registration Statements or the applicable Prospectus in order that such Shelf Registration Statements or Prospectus do not contain an untrue statement of a material fact nor omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the applicable Prospectus, in light of the circumstances under which they were made) not misleading.

(c) The Company shall use its best efforts to prevent the issuance of any stop order or other suspension of effectiveness of any Shelf Registration Statement, or the suspension of the qualification of any of the Registrable Common Stock for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal or lifting at the earliest possible time, of any order suspending the effectiveness of the applicable Shelf Registration Statements.

(d) The Company shall furnish to each Holder of Registrable Common Stock included within the coverage of a Shelf Registration, without charge, at least one copy of the applicable Shelf Registration Statement and any post-effective amendment or supplement thereto (other than filings on Form 10-K, 10-Q, 8-K or Schedule 14A), including financial statements and schedules, and, if the Holder so requests in writing, all exhibits thereto (including those, if any, incorporated by reference). The Company shall not, without the prior consent of the Shareholders’ Representative, make any offer relating to the Registrable Common Stock that would constitute a “free writing prospectus,” as defined in Rule 405 under the Securities Act.

(e) The Company shall, during the Shelf Registration Periods, as applicable, deliver to each Holder of Registrable Common Stock included within the coverage of a Shelf Registration, without charge, a copy of the applicable Prospectus (including each preliminary prospectus) included in the applicable Shelf Registration Statement and any amendment or supplement thereto (other than filings on Form 10-K, 10-Q, 8-K or Schedule 14A) as such Person may reasonably request. The Company consents, subject to the provisions of this Agreement, to the use of the applicable Prospectus or any amendment or supplement thereto by each of the selling Holders of the Registrable Common Stock in connection with the offering and sale of the Registrable Common Stock covered by such Prospectus, or any amendment or supplement thereto, included in the Shelf Registration Statement.

(f) Prior to any public offering of the Registrable Common Stock pursuant to a Shelf Registration Statement, the Company shall register or qualify or cooperate with the Holders of the Registrable Common Stock included therein and their respective counsel in connection with the registration or qualification of such Registrable Common Stock for offer and sale under the securities or “blue sky” laws of such states of the United States as any Holder of the Registrable Common Stock reasonably requests in writing and do any and all other acts or things necessary or advisable to enable the offer and sale in such jurisdictions of the Registrable Common Stock covered by such Shelf Registration Statement; provided, however, that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it is not then so qualified or (ii) take any action which would subject it to general service of process or to taxation in any jurisdiction where it is not then so subject.

(g) The Company shall cooperate with the Holders to facilitate the timely preparation and delivery of certificates representing the Registrable Common Stock to be sold pursuant to any Shelf Registration Statement free of any restrictive legends and in such denominations and registered in such names as the Holders may request a reasonable period of time prior to sales of the Registrable Common Stock pursuant to the applicable Shelf Registration Statement.

(h) Upon the occurrence of any event contemplated by paragraphs (ii) through (v) of Section 3(b) above during the Shelf Registration Periods, as applicable, the Company shall use its commercially reasonable efforts to prepare and file a post-effective amendment to the applicable Shelf Registration Statement or an amendment or supplement to the applicable Prospectus and any other required document so that, as thereafter delivered to Holders or purchasers of the Registrable Common Stock, the applicable Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If the Company notifies the Holders in accordance with paragraphs (ii) through (v) of Section 3(b) above to suspend the use of the applicable Prospectus until the requisite changes to such Prospectus have been made, then the Holders shall suspend use of such Prospectus. During the Shelf Registration Periods, the Company will prior to the expiration of each Shelf Registration Statement file, and use its best efforts to cause to be declared effective (unless it becomes effective automatically upon filing) within a period that avoids any interruption in the ability of Holders of the Registrable Common Stock covered by the expiring Shelf Registration Statement to make registered dispositions, a new registration statement relating to the Registrable Common Stock, which shall be deemed the “Shelf Registration Statements” for purposes of this Agreement.

(i) The Company will comply with all rules and regulations of the Commission to the extent and so long as they are applicable to the Shelf Registrations and will make generally available to its security holders (or otherwise provide in accordance with Section 11(a) of the Securities Act) an earnings statement satisfying the provisions of Section 11(a) of the Securities Act, no later than 45 days after the end of a 12-month period (or 90 days, if such period is a fiscal year) beginning with the first month of the Company’s first fiscal quarter commencing after the effective date of the Shelf Registration Statements, which statement shall cover such 12-month period.

(j) The Company may require each Holder of Registrable Common Stock to be sold pursuant to a Shelf Registration Statement to furnish to the Company such information regarding the Holder and the distribution of the Registrable Common Stock as may from time to time be required for inclusion in the Shelf Registration Statement by the Securities Act or the rules and regulations of the Commission, and the Company may exclude from such registration the Registrable Common Stock of any Holder that unreasonably fails to furnish such information within a reasonable time after receiving such request.

(k) The Company shall use its best efforts to have the shares of Registrable Common Stock listed on any domestic and foreign securities exchanges on which the Class A Common Stock is then listed;

(l) The Company shall enter into any such agreements (including with respect to Underwritten Offerings an underwriting agreement) and take all such other actions in connection therewith in order to expedite or facilitate the disposition of such Registrable Common Stock pursuant to the Shelf Registration Statements contemplated by this Agreement.

(m) The Company shall (i) make reasonably available for inspection by the Holders, any underwriter participating in any disposition pursuant to a Shelf Registration Statement and any attorney, accountant or other agent retained by the Holders (up to one attorney, accountant or other agent) or any such underwriter, all relevant financial and other records, pertinent corporate documents and properties of the Company and (ii) cause the Company’s officers, directors, employees, accountants and auditors to supply all relevant information reasonably requested by the Holders or any such underwriter, attorney, accountant or agent in connection with a Shelf Registration Statement, in each case, as shall be reasonably necessary to enable such Persons, to conduct a reasonable investigation within the meaning of Section 11 of the Securities Act.

(n) The Company, if requested by Holders of a majority of the Registrable Common Stock covered by a Shelf Registration Statement in connection with an Underwritten Offering, shall (i) cause its counsel to deliver an opinion and updates thereof relating to the Registrable Common Stock in customary form addressed to such requesting Holders and underwriters, if any, thereof (ii) cause its officers to execute and deliver all customary documents and certificates and updates thereof requested by any underwriters of the Registrable Common Stock and (iii) subject to the execution by the applicable Holders and underwriter of any undertakings required by AU Section 634, use its best efforts to cause its independent public accountants and the independent public accountants with respect to any other entity for which financial information is provided in the Shelf Registration Statement to provide to the selling Holders of the applicable Registrable Common Stock and any underwriters in any Underwritten Offering a comfort letter in customary form and covering matters of the type customarily covered in comfort letters in connection with primary underwritten offerings.

(o) In the event that any broker-dealer registered under the Exchange Act shall underwrite any Registrable Common Stock or participate as a member of an underwriting syndicate or selling group or “assist in the distribution” (within the meaning of the Conduct Rules (the “Rules”) of the NASD) thereof, whether as a Holder of such Registrable Common Stock or as an underwriter, a placement or sales agent or a broker or dealer in respect thereof, or otherwise, the Company will assist such broker-dealer in complying with the requirements of such Rules, including, without limitation, by (i) if such Rules, including Rule 2720, shall so require, engaging (at the Holder’s expense) a “qualified independent underwriter” (as defined in Rule 2720) to participate in the preparation of the applicable Shelf Registration Statement relating to such Registrable Common Stock, to exercise usual standards of due diligence with respect thereto and, if any portion of the offering contemplated by such Shelf Registration Statement is an underwritten offering or is made through a placement or sales agent, to recommend the price of such Registrable Common Stock, (ii) indemnifying any such qualified independent underwriter to the extent of the indemnification of underwriters provided in Section 6 hereof and (iii) providing such information to such broker-dealer as may be required in order for such broker-dealer to comply with the requirements of the Rules.

(p) The Company shall use its best efforts to take all other steps necessary to effect the registration of the Registrable Common Stock covered by a Shelf Registration Statement contemplated hereby.

(q) If requested by the Shareholders’ Representative in connection with an Underwritten Offering, the Company shall make appropriate officers of the Company available for meetings with prospective purchasers of the Registrable Common Stock and prepare and present to potential investors “road show” material in a manner consistent with other offerings of equity securities, provided, however, in no event shall any officers of the Company be required to participate in a number of “road shows” during any period that exceeds the number of Underwritten Offerings permitted during such period pursuant to Section 4(a).

SECTION 4. Underwritten Offerings. (a) Subject to the terms and conditions herein, the number of Underwritten Offerings for the benefit of the LS Holders that may be effected hereunder is as follows:

(i) up to two during the first 24 months after the Effective Time; provided, however, that in no event shall more than one Underwritten Offerings be consummated during the first and second twelve month periods, respectively; and

(ii) up to two during each 12 month period following the first 24 months after the Effective Time.

The aggregate proceeds to be received by the LS Holders (or, in the case of any offering including shares sold by the LS Holders and Chevron U.S.A., Inc., by all selling stockholders in such offering) in any such Underwritten Offering shall be not less than $100,000,000. No Underwritten Offerings shall be required to be made for the benefits of the Limited Distributees.

(b) The Shareholders’ Representative shall provide written notice to the Company of the LS Holders’ intent to effect an Underwritten Offering (the “Underwritten Offering Notice”). In the event at the time the Underwritten Offering Notice is given the

Company is conducting or about to conduct a firmly underwritten offering of Class A Common Stock (or securities convertible into Class A Common Stock) with aggregate proceeds to the Company in excess of $100,000,000, the Company may, by providing written notice to the Shareholders’ Representative within five business days of receipt of the Underwritten Offering Notice, defer (the “Deferral Right”) the commencement of an Underwritten Offering for a period of up to 60 days (the “Deferral Period”) (and in such case may exercise its rights under Section 6(a)); provided, however, that the Company may not exercise its Deferral Right more than once during any calendar year. If the Company does not give timely notice to the Shareholders’ Representative of its exercise of its Deferral Right with respect to any Underwritten Offering hereunder, such Deferral Right shall be deemed not to have been exercised. After the Company has exercised its Deferral Right for a calendar year, the Shareholders’ Representative shall not be required to deliver Underwritten Offering Notices thereafter in that calendar year.

SECTION 5. Registration Expenses. (a) All expenses incident to the Company’s performance of and compliance with this Agreement will be borne by the Company, regardless of whether a Shelf Registration Statement is ever filed or becomes effective, including without limitation:

(i) all registration and filing fees and expenses;

(ii) all fees and expenses of compliance with federal securities and state “blue sky” or securities laws;

(iii) all expenses of printing (including printing certificates for the Registrable Common Stock to be issued and printing of Prospectuses), messenger and delivery services and telephone;

(iv) all fees and disbursements of counsel for the Company;

(v) all application and filing fees in connection with listing the Registrable Common Stock on a national securities exchange or automated quotation system pursuant to the requirements hereof; and

(vi) all fees and disbursements of independent certified public accountants of the Company (including the expenses of any special audit and comfort letters required by or incident to such performance).

(b) The Company will bear its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expenses of any annual audit and the fees and expenses of any Person, including special experts, retained by the Company.

(c) In connection with the Shelf Registration Statements and each Underwritten Offering contemplated by this Agreement, the Company will reimburse the LS Holders for the reasonable fees and disbursements of one legal counsel.

SECTION 6. Lock-ups; Blackouts.

(a) Shareholder Lock-ups. Each Shareholder agrees that, if required in connection with a public offering by the managing underwriter, it shall be bound by the terms of the “lock-up” agreement between the Company and any underwriter of Class A Common Stock (or other equity securities of the Company) or debt securities of the Company that are convertible into equity securities of the Company which may be entered into in connection with an underwritten public offering of such securities by the Company for its own account (except as a part of such offering, if permitted, or pursuant to one or more registration statements relating to any employee benefit plan on Form S-8 (or any substitute form that may be adopted by the Commission)); provided, that (i) such “lock-up” period shall (i) commence on the day following the pricing of such offering and (ii) shall expire upon the earlier of (x) the first date any comparable “lock-up” with respect to the Company, any member of the Company’s board of directors, the Company’s management or any other shareholder of the Company (in each case, in connection with the applicable public offering) expires or is waived (and the Company hereby agrees to give the Shareholders’ Representative prompt written notice of any such expiration or waiver) and (y) 60 days following such commencement; provided, further, that, no Shareholders shall be obligated to enter into a “lock-up” pursuant to this Section 6(a) more than once during any calendar year.

(b) Company Lock-ups. To the extent timely requested by an underwriter or broker-dealer in an offering pursuant to an Underwritten Offering under an LS Power Shelf Registration, the Company agrees not to effect any offer, sale or other distribution of any of its capital stock for its own account, including any private placement, or to pledge, contract or otherwise obligate itself to do so, during the period beginning on the day following the pricing of the applicable offering and ending the number of days after as reasonably requested by such underwriter or broker-dealer (but not to exceed the earlier of (x) the date the comparable “lock-up” on the applicable LS Holder terminates and (y) 60 days after such offering). Such “lock-up” shall not be applicable to one or more registration statements relating to any employee benefit plan on Form S-8 (or any substitute form that may be adopted by the Commission)).

(c) Other Registration Rights Agreements. (i)The Company agrees that any agreement entered into after the Effective Time to which the Company grants registration rights with respect to the Company’s equity securities (collectively, “Other Registration Rights Agreements”) shall contain a provision under which each party (other than the Company) to each such agreement (the “Other Holders”) agrees, to the extent requested by an underwriter or broker-dealer in an offering pursuant to a Shelf Registration, not to effect any public offer, sale or distribution of any such securities during the period beginning on the day following the pricing of the applicable offering and ending the number of days reasonably requested by such underwriter or broker-dealer (but not to exceed the earlier of (x) the date the comparable “lock-up” on the applicable Shareholder terminates and (y) 60 days) after such offering; provided, that, the Other Holders shall not be obligated to enter into a number of “lock-up” agreements pursuant to this Section 6(c) in any period that exceeds the number of Underwritten Offerings that LS Holders are entitled to make during such period pursuant to Section 4(a).

(ii) The Company shall not agree to any amendment, modification or waiver of its registration rights agreement with Chevron U.S.A., Inc. dated the date hereof, or of any Other Registration Rights Agreement, if such amendment, modification or waiver is materially disadvantageous to any party to this Agreement (other than the Company).

(d) Blackouts. During any calendar year, the Company shall be entitled to suspend sales under the Shelf Registration Statements for a reasonable period of time, but not in excess of 45 days in the aggregate of which no more than 30 days may be consecutive, if the Company notifies the Holders, within the latter of five business days (or if impracticable, as soon as practicable) in advance of such suspension that, in the opinion of its counsel, the Company would be required to disclose in the Shelf Registration Statements information not otherwise then required by law to be publicly disclosed and, in the good faith judgment of the board of directors of the Company, such disclosure is reasonably likely to adversely affect any material business transaction or negotiation in which the Company is then engaged.

SECTION 7. Indemnification. (a) The Company agrees to indemnify and hold harmless each Holder whose Registrable Common Stock are included in a Shelf Registration Statement, each officer, director and Affiliate of each such Holder and each Person, if any, who controls such Holder within the meaning of the Securities Act from and against any losses, claims, damages or liabilities, joint or several, or any actions in respect thereof (including, but not limited to, any losses, claims, damages, liabilities or actions relating to purchases and sales of the Registrable Common Stock) to which such Holder, director, officer, Affiliate or controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in a Shelf Registration Statement or Prospectus, including any document incorporated by reference therein, or in any amendment or supplement thereto or in any preliminary prospectus or “issuer free writing prospectus,” as defined in Rule 433 under the Securities Act (“Issuer FWP”), relating to a Shelf Registration, or arise out of, or are based upon, the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse, as incurred, the Indemnified Parties for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action in respect thereof; provided, however, that the Company shall not be liable in any such case to the extent that such loss, claim, damage or liability arises directly out of or is based upon any untrue statement or alleged untrue statement made in, or omission or alleged omission from, a Shelf Registration Statement or Prospectus or in any amendment or supplement thereto or in any preliminary prospectus or Issuer FWP relating to a Shelf Registration in strict conformity with written information pertaining to such Holder and furnished to the Company by or on behalf of such Holder specifically for inclusion therein; provided further, however, that the indemnity provisions of this Section 7 will be in addition to any liability which the Company may otherwise have to such Holder, director, officer, Affiliate or controlling Person. If applicable, the Company shall also indemnify underwriters, their officers and directors and each Person who controls such underwriters within the meaning of the Securities Act or the Exchange Act to the same extent as provided above with respect to the indemnification of the Holders of the Registrable Common Stock if requested by such Holders.

(b) Each Holder, severally and not jointly, agree to indemnify and hold harmless the Company, its officers and directors and each Person, if any, who controls the Company within the meaning of the Securities Act from and against any losses, claims, damages or liabilities or any actions in respect thereof (including, but not limited to, any losses, claims, damages, liabilities or actions relating to purchases and sales of the Registrable Common Stock), to which the Company or any such controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages, liabilities or actions arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in a Shelf Registration Statement or Prospectus, including any document incorporated by reference therein, or in any amendment or supplement thereto or in any preliminary prospectus or Issuer FWP relating to a Shelf Registration, or arise out of, or are based upon, the omission or alleged omission to state therein a material fact necessary to make the statements therein not misleading, but in each case only to the extent that the untrue statement or omission or alleged untrue statement or omission was made in strict conformity with written information pertaining to such Holder and furnished to the Company by or on behalf of such Holder specifically for inclusion therein; and, subject to the limitation set forth immediately preceding this clause, shall reimburse, as incurred, the Company for any legal or other expenses reasonably incurred by the Company or any such controlling Person in connection with investigating or defending any loss, claim, damage, liability or action in respect thereof. The indemnity provisions of this Section 7 will be in addition to any liability which such Holder may otherwise have to the Company or any of its controlling Persons.

(c) Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action or proceeding (including a governmental investigation), such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 7, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under Section 7(a) or (b) above except to the extent that it has been materially prejudiced by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under Section 7(a) or (b) above. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof the indemnifying party will not be liable to such indemnified party under this Section 7 for any legal or other expenses, other than reasonable costs of investigation, subsequently incurred by such indemnified party in connection with the defense thereof. No indemnifying party shall, without the prior written consent of the indemnified party which shall not be unreasonable withheld, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action, and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d) If the indemnification provided for in this Section 7 is unavailable or insufficient to hold harmless an indemnified party under Section 7(a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to in Section 7(a) or (b) above in such proportion as is appropriate to reflect the relative fault of the indemnifying party or parties on the one hand and the indemnified party on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities (or actions in respect thereof) as well as any other relevant equitable considerations. The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or such Holder or such other indemnified party, as the case may be, on the other, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this Section 7(d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this Section 7(d). Notwithstanding any other provision of this Section 7(d), the Holders shall not be required to contribute any amount in excess of the amount by which the net proceeds received by such Holders from the sale of the Registrable Common Stock pursuant to the applicable Shelf Registration Statement exceeds the amount of damages which such Holders have otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to indemnification or contribution from any Person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 7(d), each Person, if any, who controls such indemnified party within the meaning of the Securities Act or the Exchange Act shall have the same rights to contribution as such indemnified party and each Person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act shall have the same rights to contribution as the Company.

(e) The agreements contained in this Section 7 shall survive the sale of the Registrable Common Stock pursuant to the Shelf Registration Statements and shall remain in full force and effect, regardless of any termination or cancellation of this Agreement or any investigation made by or on behalf of any indemnified party.

SECTION 8. Rules 144 and 144A. The Company shall use its best efforts to file the reports required to be filed by it under the Securities Act and the Exchange Act in a timely manner and, if at any time the Company is not required to file such reports, it will, upon the request of any Holder, make publicly available other information so long as necessary to permit sales of their Registrable Common Stock pursuant to Rules 144 and 144A. The Company covenants that it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Common Stock without registration under the Securities Act within the limitation of the exemptions provided by Rules 144 and 144A (including the requirements of Rule 144A(d)(4)).

SECTION 9. Assignment by Shareholders.

(a) Assignment of Rights. Subject to Section 9(b), the rights of the Shareholders under this Agreement with respect to any Registrable Common Stock owned by a Shareholder may be assigned to any Permitted Transferee (as defined in the Shareholder Agreement) who acquires Registrable Common Stock from such Shareholder except that any Permitted Transferee who (i) is not an affiliate of the Company and (ii) acquires such Registrable Common Stock (x) pursuant to a public offering registered under the Securities Act, or (y) pursuant to a transfer made in accordance with Rule 144 under the Securities Act (or any similar successor provision) may not assign rights hereunder with respect to such Registrable Common Stock. No assignment of rights hereunder is permitted if it is made to a Permitted Transferee (as defined in the Shareholder Agreement) who, after such transfer, would individually, or with a “group” (as defined under the Exchange Act), “beneficially own” (as defined under the Exchange Act) less than 1% of the Company’s outstanding common stock. Any assignment of rights pursuant to this Section 9(a) shall be effective upon receipt by the Company of written notice from the applicable Shareholder (i) stating the name and address of any assignee, (ii) describing the manner in which the assignee acquired Registrable Common Stock from Shareholder and (iii) identifying the Registrable Common Stock with respect to which the rights under this Agreement are being assigned. Notwithstanding the foregoing, Limited Partners may not assign their rights hereunder.

(b) Scope of Assignment. The rights of an assignee under Section 9(a) shall be the same rights granted to a Shareholder under this Agreement, except that in no event shall the Company’s obligations hereunder be increased due to any such assignment. After any such assignment, the applicable Shareholder shall retain its rights under this Agreement with respect to all other Registrable Common Stock owned by such Shareholder.

SECTION 10. Termination. This Agreement shall terminate upon the later to occur of expiration of (i) the Limited Distributee Shelf Registration Period and (ii) LS Power Shelf Registration Period.

SECTION 11. (a) Authorization of the Shareholders’ Representative.

(i) LS Power Development, LLC (and each successor appointed in accordance with Section 11(c), the “Shareholders’ Representative”) hereby is appointed, authorized and empowered to act, on behalf of each Shareholder, and after a LP Stock Distribution, each Limited Distributees in connection with the activities to be performed on the Shareholders’ and the Limited Distributees’, if any, behalf under this Agreement, for the purposes and with the powers and authority set forth in this Section 11, which will include the power and authority:

(A) to execute and deliver such amendments, waivers and consents in connection with this Agreement as the Shareholders’ Representative, in its reasonable discretion, may deem necessary or desirable to give effect to the intentions of this Agreement;

(B) as the Shareholders’ Representative of the Shareholders and the Limited Distributees, if any, to enforce and protect the Shareholders’ and Limited Distributees’, if any, rights and interests and to enforce and protect the Shareholders’ and Limited Distributees’, if any, rights and interests arising out of or under or in any manner relating to this Agreement;

(C) to refrain from enforcing any right of any Shareholder, Limited Distributee and/or of the Shareholders’ Representative arising out of or under or in any manner relating to this Agreement; and

(D) to make, execute, acknowledge and deliver all such other contracts, agreements, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings and, in general, to do any and all things and to take any and all action that the Shareholders’ Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the activities described in Sections 11(i)(A) through (D).

(ii) The grant of authority provided for in this Section 11(a): (i) is coupled with an interest and is being granted, in part, as an inducement to the Shareholders and the Company to enter into this Agreement and will be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Shareholder and will be binding on any successor thereto and (ii), subject to Section 11(c), may be exercised by the Shareholders’ Representative acting by signing as Shareholders’ Representative of any Shareholder or Limited Distributee, if any.

(b) Compensation; Exculpation; Indemnity.

(i) The Shareholders’ Representative will not be entitled to any fee, commission or other compensation for the performance of its service hereunder.

(ii) In dealing with this Agreement and any instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Shareholders’ Representative hereunder or thereunder, (x) the Shareholders’ Representative will not assume any, and will incur no, liability whatsoever to any Shareholder or Limited Distributee, if any, because of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement including because of the Shareholders’ Representative’s own negligence; and (y) the Shareholders’ Representative will be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Shareholders’ Representative pursuant to such advice will not subject the Shareholders’ Representative to liability to any Shareholder, or Limited Distribute, if any.

(c) Removal and Replacement of Shareholders’ Representative; Successor Shareholders’ Representative.

(i) If the Shareholders’ Representative or his heir or personal representative, as the case may be, advise the Shareholders and the Limited Distributees, if any, that the Shareholders’ Representative is unavailable to perform its duties hereunder, within ten business days of notice of such advice, a Shareholders’ Representative, who must be a Shareholder will be appointed by the Shareholders who hold (or held, as applicable) a majority of the Registrable Common Stock then held by such parties.

(ii) Any Shareholders’ Representative may be removed at any time by a written notice delivered by the Shareholders who hold (or held, as applicable) a majority of the Registrable Common Stock then held by the Shareholders to the Shareholders’ Representative, the other Shareholders and the Company. No Shareholders’ Representative may be removed until Shareholders who hold (or held, as applicable) a majority of the Registrable Common Stock then held by the Shareholders have replaced such Shareholders’ Representative by written notice delivered to the Shareholders and the Company.

(iii) If any successor Shareholders’ Representative is appointed under Sections 11(c)(ii) or 11(c)(iii), such appointment will be effective upon delivery of written notice thereof executed by the Shareholders who hold (or held, as applicable) a majority of the Registrable Common Stock then held by the Shareholders to each of the Shareholders’ Representative, the other Shareholders, Limited Distributees, and the Company. Any successor Shareholders’ Representative will have all of the authority and responsibilities conferred upon or delegated to a Shareholders’ Representative pursuant to this Section 10(c).

(d) Reliance; Limitations.

(i) The Company may conclusively and absolutely rely, without inquiry, and until the receipt of written notice of a change of the Shareholders’ Representative under Section 11(c), may continue to rely, without inquiry, upon the action of the Shareholders’ Representative as the action of each Shareholder or Limited Distributee, if any, in all matters referred to in this Section 11; provided, however, that if the Company is given written notice of the appointment of a successor Shareholders’ Representative under

Section 11(c), the Company will be obligated to recognize, and will only be able to so rely upon the action of, such successor Shareholders’ Representative as the Shareholders’ Representative for all purposes under this Agreement.

SECTION 12. Miscellaneous.

(a) Favored Nations. Except as herein provided, for a period of five years from the Effective Time, the Company shall not provide registration rights to any other party which, taken as a whole, are more favorable than those provided to the LS Holders hereunder, without also offering to the LS Holders such more favorable rights. The Company shall give the Shareholders’ Representative notice within 15 days after the execution of any agreement (including the terms thereof) between the Company and a third party which triggers a right of the LS Holders to invoke the favored nations provision of this Section 11(a).

(b) Confidentiality. The Holders acknowledge that any confidential information transmitted to them in connection with the performance of this Agreement (including a notice of an event under Sections 3(b)(ii)-(v) and Section 6(d)) may be material non-public information as contemplated by Regulation D under the Exchange Act and agrees to keep such information confidential until such time as the Company has publicly disclosed the subject matter thereof. The Shareholders’ Representative shall advise the Limited Distributees of this provision upon a distribution thereto and each Limited Distributee shall be deemed to have agreed to this provision if it provides information regarding its identity for inclusion in the Limited Distributee Registration Statement.

(c) Remedies. The Company acknowledges and agrees that any failure by the Company to comply with its obligations hereunder may result in material irreparable injury to the Holders for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of any such failure, any Holder may obtain such relief as may be required to specifically enforce the Company’s obligations hereunder. The Company further agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

(d) No Inconsistent Agreements. The Company represents and warrants that the rights granted to the Holders hereunder do not in any way conflict with and are not inconsistent with the rights granted to the holders of the Company’s securities under any agreement in effect on the date hereof other than rights granted to Chevron U.S.A., Inc. under a registration rights agreement dated the date hereof.

(e) Amendments and Waivers. The provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, except by the Company and the Shareholders, or with respect to the rights of Limited Distributees after a LP Stock Distribution with the written consent of Limited Distributees holding a majority of the aggregate value of the Registrable Common Stock affected by such amendment, modification, supplement, waiver or consent.

(f) Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, first-class mail, facsimile transmission, or air courier which guarantees overnight delivery:

(1) if to Holders (other than the Shareholders), at the most current address given by such Person to the Company.

(2) if to a Shareholder;

c/o LS Power Development, LLC

1700 Broadway

35th Floor

New York, NY 10009

Fax No.: (212) 615-3440

Attention: Senior Counsel

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019-7475

Fax No.: (212) 474-3700

Attention: Ronald Cami, Esq.

(3) if to the Company, at its address as follows:

Dynegy Inc.

1000 Lousiana, Suite 5800

Houston, TX 77002

Fax No.: (713) 507-6808

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

111 Louisiana St.

44th Floor

Houston, TX 77002

Fax No.: (713) 236-0822

Attention: Julien R. Smythe

All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; three business days after being deposited in the mail, postage prepaid, if mailed; when receipt is acknowledged by recipient’s facsimile machine operator, if sent by facsimile transmission; and on the day delivered, if sent by overnight air courier guaranteeing next day delivery.

(g) Third Party Beneficiaries. The Limited Distributees shall be third party beneficiaries to the agreements made hereunder between the Company, on the one hand, and the Shareholders, on the other hand, and shall have the right to enforce such agreements directly to the extent they may deem such enforcement necessary or advisable to protect their rights or the rights of Limited Distributees hereunder. The Limited Distributees shall not be entitled to indemnification under Article 7 with respect to sales on the Limited Distributee Shelf Registration Statement during periods in which they have been notified hereunder that they may not make sales on such Limited Distributee Shelf Registration Statement.

(h) Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns.

(i) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(j) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(k) Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ITS RULES ON CONFLICTS OF LAW. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(l) Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

(m) Entire Agreement. This Agreement constitutes the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(n) Registrable Common Stock Held by the Company. Whenever the consent or approval of Holders of a specified percentage of the aggregate value of Registrable Common Stock is required hereunder, Registrable Common Stock held by the Company or its affiliates (other than subsequent Holders of Registrable Common Stock if such subsequent Holders are deemed to be affiliates solely by reason of their holdings of such Registrable Common Stock) shall not be counted in determining whether such consent or approval was given by the Holders of such required percentage.

IN WITNESS WHEREOF, the Company and the Initial Shareholders have caused this Agreement to be duly executed as of the date first above written.

DYNEGY ACQUISITION, INC.,

By:	/s/ LYNN A. LEDNICKY
Name:	Lynn A. Lednicky
Title:	Executive Vice President

LS POWER PARTNERS, L.P., By: LS Power Development, LLC, its General Partner

By:	/s/ FRANK HARDENBERGH
Name:	Frank Hardenbergh
Title:	Authorized Signatory

LS POWER ASSOCIATES, L.P., By: LS Power Development, LLC, its General Partner

By:	/s/ FRANK HARDENBERGH
Name:	Frank Hardenbergh
Title:	Authorized Signatory

LS POWER EQUITY PARTNERS, L.P., By: LS Power Partners, L.P., its General Partner
By: LS Power Development, LLC, its General Partner

By:	/s/ FRANK HARDENBERGH
Name:	Frank Hardenbergh
Title:	Authorized Signatory

LS POWER EQUITY PARTNERS PIE I, L.P., By: LS Power Partners, L.P., its General Partner
By: LS Power Development, LLC, its General Partner

By:	/s/ FRANK HARDENBERGH
Name:	Frank Hardenbergh
Title:	Authorized Signatory

LSP GEN INVESTORS, L.P., By: LS Power Partners, L.P., its General Partner
By: LS Power Development, LLC, its General Partner

By:	/s/ FRANK HARDENBERGH
Name:	Frank Hardenbergh
Title:	Authorized Signatory